Exhibit 99.2

Westlake Announces Pricing of $1.7 Billion Offering of Senior Notes

HOUSTON, August 5, 2021 — Westlake Chemical Corporation (NYSE: WLK) (“Westlake”) announced today that it has priced its previously announced underwritten public offering of $300,000,000 aggregate principal amount of senior unsecured notes due 2024 (the “2024 Notes”), $350,000,000 aggregate principal amount of senior unsecured notes due 2041 (the “2041 Notes”), $600,000,000 aggregate principal amount of senior unsecured notes due 2051 (the “2051 Notes”) and $450,000,000 aggregate principal amount of senior unsecured notes due 2061 (the “2061 Notes” and, together with the 2024 notes, the 2041 Notes and the 2051 Notes, the “Notes”) under its existing shelf registration statement. The 2024 Notes will bear interest at a rate of 0.875% per annum and will mature on August 15, 2024. The 2041 Notes will bear interest at a rate of 2.875% per annum and will mature on August 15, 2041. The 2051 Notes will bear interest at a rate of 3.125% per annum and will mature on August 15, 2051. The 2061 Notes will bear interest at a rate of 3.375% per annum and will mature on August 15, 2061. The sale of the Notes is scheduled to close on August 19, 2021, subject to the satisfaction of customary closing conditions.

Westlake intends to use the net proceeds from the proposed public offering of the Notes to fund a portion of the purchase price of its pending acquisitions (the “Acquisitions”) of 100% of the issued and outstanding equity interests of (i) certain subsidiaries of Boral Industries Inc. engaged in Boral Limited’s North American building products businesses in roofing, siding, trim and shutters, decorative stone and windows for a purchase price of $2.15 billion in cash, subject to certain post-closing adjustments, (ii) Lasco Fittings, Inc. for a purchase price of $252.5 million in cash, subject to certain post-closing adjustments, and (iii) DX Acquisition Corp. for a purchase price of $170.0 million in cash, subject to certain post-closing adjustments, and to pay related fees and expenses. This offering is not contingent upon the consummation of any of the Acquisitions. However, if Westlake does not consummate an Acquisition under specified circumstances, Westlake will be required to redeem all of the outstanding Notes of the applicable series at a redemption price equal to 101% of the principal amount of the Notes of such series being redeemed, plus accrued and unpaid interest, if any, to, but not including, the date of such redemption.

The Notes are being offered and will be sold only pursuant to an effective shelf registration statement that was previously filed with the Securities and Exchange Commission (“SEC”). This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities (including the Notes), nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The offering of the Notes is being made only by means of a prospectus and related prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Deutsche Bank Securities Inc., BofA Securities, Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as joint book-running managers for the offering of the Notes. A copy of the preliminary prospectus supplement and accompanying base prospectus relating to the offering of the Notes may be obtained for free by visiting EDGAR on the SEC website at www.sec.gov or by making a request to: Deutsche Bank Securities Inc. at 1-800-503-4611; BofA Securities, Inc. at 1-800-294-1322; Citigroup Global Markets Inc. at 1-800-831-9146; J.P. Morgan Securities LLC collect at 1-212-834-4533; or Wells Fargo Securities, LLC at 1-800-645-3751.

About Westlake

Westlake is a global manufacturer and supplier of materials and innovative products that enhance life every day. Headquartered in Houston, we provide the building blocks for vital solutions — from building products and infrastructure materials, to packaging and healthcare products, to automotive and consumer goods.

Forward-Looking Statements

The statements in this press release that are not historical facts, such as statements regarding the proposed public offering of the Notes and the use of proceeds therefrom and other matters relating to the proposed public offering, are forward-looking statements that are based on current expectations. Although Westlake believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include results of operations, market conditions, capital needs and uses and other risks and uncertainties that are beyond Westlake’s control, including those described in the preliminary prospectus supplement and accompanying base prospectus relating to the offering of the Notes, Westlake’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, Westlake’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021 and June 30, 2021 and its other filings with the SEC. Forward-looking statements, like all statements in this press release, speak only as of the date of this press release (unless another date is indicated). Westlake does not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Media Inquiries:

Ben Ederington, 713-960-9111

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Investor Inquiries:

Steve Bender, 713-960-9111